Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into this   10th , of    June  , 2010, by and between AMERICAN BREWING COMPANY, INC. dba BREAKAWAY BREWING COMPANY, a Washington corporation ("Company"), and HAROLD MADSEN ("Employee").

RECITALS

WHEREAS, both Company and Employee are in agreement with respect to the terms and conditions under which Employee shall commence full-time employment with Company; and WHEREAS, the parties wish to reduce to writing the terms and conditions of such agreement.

NOW, THEREFORE, and in consideration of the mutual promises and agreements herein contained and intending to be legally bound, the parties, for themselves, and their heirs, successors, personal representatives, and assigns hereby agree as follows:

AGREEMENT

1.	Employment. Company hereby agrees to employ Employee and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

2.
Terms. This Agreement shall commence on  Dec, 15th , 2010, and shall continue until terminated in accordance with this Agreement. Notwithstanding any other terms herein, this Agreement for employment is at-will. Either party may terminate the employment provisions herein with or without cause and with or without advance notice.

3.
Title and Duties. Employee shall serve as Master Brewer of the Company with the authority and responsibilities typically associated with such position, including oversight responsibility for the development, production, and assisting with marketing of the Company's product line of microbrews. In this position, Employee shall report directly to the President and Board of Directors of Company and shall be subject to their direction.

4.
Extent of Services. Employee shall devote his full-time attention (forty (40) plus hours per week), and energies to Company business; notwithstanding this provision, Employee is not prevented from investing his assets in such form or manner as he sees fit as long as the investments will not require any substantial personal service from Employee. Moreover, Employee may not invest in any entities that compete with Company.

EMPLOYMENT AGREEMENT – 1

As a condition of employment and consideration to Employer for entering into this Agreement, Employee hereby irrevocably assigns, transfers, and conveys all of his right, title, and interest in the name (and derivatives thereof), intellectual property, and products relating to "Breakaway," whether existing now or in the future. Employee acknowledges and agrees that Company may do business and produce and sell products utilizing the "Breakaway" name as it relates to brews and breweries. Employee represents and warrants he is the lawful owner of such rights.

5.
Compensation. The initial salary for Employee during Employee's employment with Company shall be Forty-Five Thousand Dollars and no/100s ($45,000.00) annually, which shall be paid in accordance with standard Company pay policy and subject to adjustment. In addition to the base salary as provided for above, Employee shall initially be entitled to certain ownership in the Company as described herein.

Upon contribution of Employee's rights in and relating to "Breakaway" as above described in paragraph 4, Employee shall be issued a ten percent (10%) ownership interest in the Company in the form of one (I) share of nonvoting common stock. There are ten (10) outstanding shares of issued stock in the Company. NEIL FALLON is the owner of nine (9) shares and Employee shall be the owner of one (1) share. All outstanding shares of issued stock in the Company are nonvoting common stock, except one (I) share of voting common stock, which is owned by NEIL FALLON. All shares of stock in the Company are subject to applicable law restrictions and agreements among the Shareholders and Company. Employee's stock ownership in the Company is also subject to the terms in this Agreement.

After Employee has remained continuously employed by Company and continuously a Shareholder of Company for five (5) years (which provision does not create or imply any term of employment other than at-will) and is in good standing with Company, Employee shall have the option to purchase the "Breakaway" division of the Company and all such attending rights and obligations, for the then fair market value of such division; provided that the Company may reasonably defer the timing of such purchase if such is necessary to preserve the well-being of the Company. Any intent to exercise this option shall be in writing and set forth all necessary terms. The payment required shall be all cash at closing. The fair market value shall be as mutually agreed upon by the parties. This option may be exercised from the time of initial exercisability of notice and for one (I) year thereafter, if ever at all.

In addition, Employee shall be entitled to two (2) weeks paid vacation annually. Employee shall be entitled to a total of three (3) weeks annually of paid vacation after one (I) full year of continuous employment with Company (such does not imply a term of employment). Employee shall be entitled to a total of four (4) weeks annually of paid vacation after two (2) full years of continuous employment with Company (such does not imply any term of employment). All vacation is subject to reasonable prior notice to and approval by the President of the Company.

EMPLOYMENT AGREEMENT – 2

Subject to the reasonable terms in a separate writing, Employee agrees to enter into a Shareholder and Stock Restriction Agreement relating to Employee's ownership in the Company. Among other things, such Agreement shall include restrictions against transferability, right of first refusal of the benefit of Company and/or its other Shareholders, valuation methods, succession planning, and trigger provisions requiring the sale and purchase (or options relating thereto) of such stock, all in the best interest of Company. Such agreement shall generally apply to all Shareholders of the Company.

6.
Benefits. Employee shall be entitled to and shall receive all other fringe benefits granted to Company employees, including, but not limited to medical plan benefits, which are contemplated as when feasible for the Company to provide.

Employee shall also have a right of first refusal if the Company receives and intends to accept a third party bona fide written offer to purchase the Company's rights in and to the Breakaway division of the Company. Upon notice, Employee shall exercise, by providing written notice, if at all, to the Company within twenty (20) days of notice or such lesser time if such is required in the third party bona fide written offer. Failure of such notice from Employee shall result in this right of first refusal being inoperative for such offer without further action.

7.	Nondisclosure/Noncompete.

A.
During the course of his employment with Company, Employee may have occasion to conceive, create, develop, review, or receive information that is considered by Company to be confidential or proprietary, including information relating to recipes, brewing techniques, inventions, patent, trademark and copyright applications, improvements, know-how, specifications, drawings, cost and pricing data, process flow diagrams, customer and supplier lists, bills, ideas, and/or any other written and written material ("Confidential Information"). Both during the term of employment and thereafter:

1.
Employee agrees to maintain in confidence such Confidential Information unless or until: (a) it shall have been made public by an act or omission of a party other than himself; or (b) Employee receives such Confidential Information from an unrelated third party on a non-confidential basis.

2.	Employee further agrees to use all reasonable precautions to ensure that all such Confidential Information is properly protected and kept from unauthorized persons or disclosure.

3.
If requested by Company, Employee agrees to promptly return to the Company all materials, writings, equipment, models, mechanisms, data, information, and the like obtained as a result of his employment with the Company, including, but not limited to, all Confidential Information, all of which Employee recognizes is the sole and exclusive property of Company.

EMPLOYMENT AGREEMENT - 3

4.
Employee agrees that he will not, without first obtaining the prior written permission of Company: (a) directly or indirectly utilize such Confidential Information in any business other than Company's; (b) manufacture and/or sell any product that is based in whole or in part on such Confidential Information; or (c) disclose such Confidential Information to any third party, except as would be reasonably necessary relating to Employee's purchase of Company's "Breakaway" division as otherwise provided herein.

B.
While in the employ of Company and for a period of three (3) years thereafter, Employee will not render any services to any person that is in competition with Company.  Subject to the paragraph 9.A Limitation.

8.	Inventions.

A.
Any inventions, improvements, concepts, or ideas made or conceived by Employee during his employment pursuant to this Agreement and related to the business of Company and for three (3) years thereafter, shall be considered the sole and exclusive property of Company (except as otherwise provided for in Employee's purchase of the Company's "Breakaway" division). As part of the services to be performed hereunder, Employee shall keep written notebook records of his work, properly witnessed for use as invention records, and shall submit such records to Company when requested or at the termination of Employee's services hereunder. Employee shall not reproduce any portion of such notebook records without the prior express written consent of Company, Employee shall promptly and fully report all such inventions to Company.

B.
Any work performed by Employee under this Agreement shall be considered a Work Made for Hire as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of Company. In the event it is established that such work does not qualify as a Work Made for Hire, Employee agrees and does hereby assign to Company all of his right, title, and interest in such work product including, but not limited to, all copyrights, patents, trademarks and other proprietary rights.

C.
Both during the Term of this Agreement and thereafter, Employee shall fully cooperate with Company in the protection and enforcement of any intellectual property rights that may derive as a result of the services Employee performed under the terms of this Agreement. This obligation shall include: executing, acknowledging, and delivering to Company all documents or papers that may be necessary to enable the Company to publish or protect said inventions, improvements, and ideas.

9.	Termination of Employment.

A.
In the event that Company terminates Employee's employment for any reason other than malfeasance or nonfeasance, Employee shall not be restricted from competing with Company as otherwise provided herein; provided that in no event may Employee ever use Confidential Information, except in the best interest of Company.

EMPLOYMENT AGREEMENT – 4

B.
It is understood and agreed that this is a personal services contract, and that Company, shall have the right to terminate this Employment Agreement upon written notice to Employee. In the event of disability of death of Employee, which would otherwise prevent him from performing his duties, Employee's employment shall be deemed terminated for cause. In the event of Employee's termination from employment, any accrued but unpaid monies due under this Agreement will remain payable until satisfied in full.

10.	Representations and Warranties.

A.
Employee represents and warrants to Company that he is not a party to or otherwise bound by any agreement that may, in any way, restrict his right or ability to enter into this Agreement or otherwise be employed by Company. B. Employee agrees that he will not reveal to Company, or otherwise utilize in his employment with Company any proprietary trade secrets or confidential information of any third party.

11.	Notices.

A.
Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by a national overnight express service such as Federal Express, with an acknowledgment by the recipient.

B.	Either party may change the address to which notice or payment is to be made by written notice to the other party in accordance with the provisions of this paragraph.

12.	Jurisdiction and Disputes.

A.	This Agreement shall be governed by the laws of Washington.

B.
All disputes hereunder shall be resolved in the applicable state or federal courts of Washington. The parties consent to the jurisdiction of such courts and waive any jurisdictional or venue defenses otherwise available. All rights hereunder are subject to all remedies at law or at equity. Venue of any such proceedings shall be Pierce County, Washington. The prevailing party in any dispute shall be entitled to his, her, or its reasonably attorney's fees and costs incurred in the matter.

13.	Agreement Binding on Successors. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

EMPLOYMENT AGREEMENT – 5

14.	Waiver. No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

15.
Severability. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be severed from this Agreement.

16.
Assignability.  This Agreement and the rights and obligations thereunder are personal with respect to Employee and may not be assigned by any act of Employee or by operation of law Company shall, however, have the absolute, unfettered right to assign this Agreement to a successor in interest to Company or to the purchaser of any of the assets of Company:

17.
Integration. This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended, except in writing signed by the parties hereto and specifically referring to this Agreement.

This Agreement shall take precedence over any other documents that may be in conflict therewith.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each signed this Agreement.

COMPANY:	EMPLOYEE:

AMERICAN BREWING COMPANY, INC.

/s/ NEIL FALLON	/s/ HAROLD (SKIP) MADSEN
By: NEIL FALLON, Its President	HAROLD (SKIP) MADSEN
Date: 6/10/10	Date: 6-10-10

EMPLOYMENT AGREEMENT·6